Exhibit 99.1

Cellectar Biosciences Announces Closing of $16.56 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

MADISON, Wis. (July 31, 2018) – Cellectar Biosciences (Nasdaq: CLRB), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced the closing of an underwritten public offering for gross proceeds of $16.56 million, which includes the full exercise of the underwriters’ over-allotment option to purchase additional shares of common stock and warrants, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering was comprised of 1,355,000 shares of common stock at a combined public offering purchase price of $4.00 per fixed combination of a share of common stock and a Series E warrant to purchase one share of common stock (and the shares issuable from time to time upon exercise of the Series E warrants). The shares and Series E warrants were separately issued, but the shares and Series E warrants were issued and sold to purchasers in the ratio of one to one. Each Series E Warrant has an exercise price of $4.00 per share and is exercisable for five years from the date of issuance.

Cellectar also issued 1,114 shares of Series C convertible preferred stock, convertible at any time at the holder’s option into a number of shares of common stock equal to $10,000 divided by $4.00 (or 2,500 shares of common stock for each share of Series C Preferred Stock converted), at a price of $10,000 per fixed combination of a share of Series C Preferred Stock and a Series E Warrant to purchase 2,500 shares of common stock (and the shares issuable from time to time upon exercise of the warrants and conversion of the preferred stock). The preferred stock issued in this transaction includes a beneficial ownership blocker, but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and subject to limited exceptions, has no voting rights. The securities are being sold in fixed combinations, but are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), was the sole book-running manager in connection with the offering and CIM Securities, LLC acted as a co-manager.

The Common Stock, Series C Preferred Stock and Warrants were offered by the Company pursuant to a Registration Statement on Form S-1 filed with the Commission under the Securities Act of 1933, as amended (the “Act”) (File No. 333-225675), which was initially filed with the Securities and Exchange Commission on June 15, 2018, and an additional registration statement filed pursuant to Rule 462(b) under the Act (File No. 333-226374).

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. The company is currently initiating a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and is planning a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com